Exhibit 99
OTIS REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Delivers strong fourth quarter and full year results; announces 2024 outlook with solid sales and earnings growth with continued Service momentum

•4Q Net sales up 5.3% and organic sales up 3.8%; GAAP EPS up 11.3% and adjusted EPS up 16.0%
•4Q New Equipment orders up 3%; backlog up 2%
•4Q Mod orders up 11%; backlog up 15%
•Maintenance portfolio units up 4.2%
•FY Net sales up 3.8% and organic sales up 5.6%; GAAP EPS up 14.5% and adjusted EPS up 11.7%
•FY GAAP cash flow from operations of $1.6 billion; free cash flow of $1.49 billion; adjusted free cash flow of $1.53 billion
•Announcing 2024 outlook* with organic sales up 3 to 5%, adjusted earnings per share of $3.80 to $3.90 and adjusted free cash flow of approximately $1.6 billion

FARMINGTON, Conn., January 31, 2024 – Otis Worldwide Corporation (NYSE:OTIS) reported full year net sales of $14.2 billion with 5.6% organic growth. GAAP earnings per share (EPS) increased 14.5% to $3.39 and adjusted EPS increased 11.7% to $3.54.

"Otis delivered excellent fourth quarter results with mid-teens adjusted EPS growth, the third consecutive quarter of high-single digit Service organic sales growth, and a return to New Equipment orders growth," said Chair, CEO & President Judy Marks. "Full year 2023 was marked by mid-single digit organic sales growth, operating profit margin expansion and low teens adjusted EPS growth. We expanded adjusted Service operating profit margin by 50 basis points for the second consecutive year, accelerated growth in our industry-leading maintenance portfolio to 4.2%, grew both our New Equipment and modernization backlogs and distributed approximately $1.35 billion to shareholders including $800 million through share repurchases. We carry positive momentum into 2024 as we continue to execute on our long-term strategy to create value for our customers, colleagues, and shareholders."

Key Figures

($ millions, except per share amounts)	Quarter Ended December 31,				Year Ended December 31,
	2023	2022	Y/Y	Y/Y (CFX)	2023	2022	Y/Y	Y/Y (CFX)
Net sales	$3,620	$3,439	5.3%	3.9%	$14,209	$13,685	3.8%	5.0%
Adjusted net sales	$3,620	$3,439	5.3%	3.9%	$14,209	$13,579	4.6%	5.8%
Organic sales growth				3.8%				5.6%

GAAP
Operating profit	$522	$491	$31		$2,186	$2,033	$153
Operating profit margin	14.4%	14.3%	10 bps		15.4%	14.9%	50 bps
Net income	$323	$297	8.8%		$1,406	$1,253	12.2%
Earnings per share	$0.79	$0.71	11.3%		$3.39	$2.96	14.5%

Adjusted non-GAAP comparison
Operating profit	$566	$505	$61	$52	$2,269	$2,126	$143	$166
Operating profit margin	15.6%	14.7%	90 bps		16.0%	15.7%	30 bps
Net income	$356	$316	12.7%		$1,469	$1,343	9.4%
Earnings per share	$0.87	$0.75	16.0%		$3.54	$3.17	11.7%

Fourth quarter net sales of $3.6 billion increased 5.3% versus the prior year, driven by a 3.8% increase in organic sales and a 1.4% benefit from foreign exchange. New Equipment organic sales were roughly flat and Service organic sales were up 6.8%.

Fourth quarter GAAP operating profit of $522 million increased $31 million and adjusted operating profit of $566 million increased $61 million. Excluding a $9 million benefit from foreign exchange, adjusted operating profit at constant currency increased $52 million, driven by strong performance in both segments. GAAP operating profit margin expanded 10 basis points to 14.4% and adjusted operating profit margin expanded 90 bps to 15.6%, driven by favorable segment performance and mix.

GAAP EPS of $0.79 increased 11.3% compared to the prior year and adjusted EPS increased 16.0% to $0.87, as strong operational performance, effective tax rate improvement, and a lower share count contributed to 12 cents of adjusted EPS growth.

Full year net sales increased 3.8%, driven by a 5.6% increase in organic sales, partially offset by a 1.2% headwind from foreign exchange. GAAP and adjusted operating profit increased $153 million and $143 million, respectively, as Service segment operating profit growth was partially offset by foreign exchange headwinds. GAAP operating profit margin expanded 50 basis points and GAAP EPS increased 14.5%. Adjusted operating profit margin expanded 30 basis points, as a result of strong Service segment performance and favorable mix, partially offset by headwinds in corporate. Adjusted EPS increased 11.7%, driven by operating profit growth, a reduction in the effective tax rate, lower noncontrolling interest and benefits from a lower share count.

New Equipment

	Quarter Ended December 31,				Year Ended December 31,
($ millions)	2023	2022	Y/Y	Y/Y (CFX)	2023	2022	Y/Y	Y/Y (CFX)
Net sales	$1,466	$1,461	0.3%	(0.1)%	$5,812	$5,864	(0.9)%	1.2%
Adjusted net sales	$1,466	$1,461	0.3%	(0.1)%	$5,812	$5,778	0.6%	2.7%
Organic sales growth				(0.2)%				2.6%

GAAP
Operating profit	$81	$66	$15		$358	$358	$0
Operating profit margin	5.5%	4.5%	100 bps		6.2%	6.1%	10 bps

Adjusted non-GAAP comparison
Operating profit	$89	$72	$17	$20	$381	$381	$0	$26
Operating profit margin	6.1%	4.9%	120 bps		6.6%	6.6%	0 bps

In the fourth quarter, net sales of $1.5 billion were roughly flat versus the prior year including a modest benefit from foreign exchange. Organic sales were roughly flat in the quarter as the decline in China was offset by growth in the Americas and Asia Pacific.

GAAP operating profit increased $15 million to $81 million and adjusted operating profit increased $17 million to $89 million due to improved productivity, favorable pricing, and commodity tailwinds, partially offset by unfavorable regional and product mix and higher SG&A expense. GAAP operating profit margin expanded 100 basis points and adjusted operating profit margin expanded 120 basis points.

Fourth quarter New Equipment orders were up 3% at constant currency driven by low teens growth in EMEA, mid single digit growth in the Americas, and low single digit growth in Asia Pacific, partially offset by mid single digit declines in China. Full year New Equipment orders were down 4% with mid teens growth in Asia Pacific and low single digit growth in EMEA more than offset by mid single digit declines in China and low teens declines in the Americas. GAAP New Equipment backlog was up 2% at actual and constant currency.

Full year net sales decreased 0.9% with a 2.6% increase in organic sales partially offset by a 2.1% headwind from foreign exchange. GAAP operating profit was flat and GAAP operating profit margin expanded 10 basis points. Adjusted operating profit was flat as higher volume, favorable price and productivity and commodity tailwinds were offset by unfavorable regional and product mix, higher SG&A expense and foreign exchange headwinds. Adjusted operating profit margin was flat.

Service

	Quarter Ended December 31,				Year Ended December 31,
($ millions)	2023	2022	Y/Y	Y/Y (CFX)	2023	2022	Y/Y	Y/Y (CFX)
Net sales	$2,154	$1,978	8.9%	7.0%	$8,397	$7,821	7.4%	7.8%
Adjusted net sales	$2,154	$1,978	8.9%	7.0%	$8,397	$7,801	7.6%	8.1%
Organic sales growth				6.8%				7.7%

GAAP
Operating profit	$497	$461	$36		$1,972	$1,789	$183
Operating profit margin	23.1%	23.3%	(20) bps		23.5%	22.9%	60 bps

Adjusted non-GAAP comparison
Operating profit	$518	$472	$46	$33	$2,014	$1,832	$182	$178
Operating profit margin	24.0%	23.9%	10 bps		24.0%	23.5%	50 bps

In the fourth quarter, net sales of $2.2 billion increased 8.9%, driven by a 6.8% increase in organic sales and a 1.9% benefit from foreign exchange. Organic maintenance and repair sales increased 6.8% and organic modernization sales increased 7.0%.

GAAP operating profit of $497 million increased $36 million and adjusted operating profit of $518 million increased $33 million at constant currency due to higher volume, favorable maintenance pricing and productivity, partially offset by annual wage inflation and higher material costs. GAAP operating profit margin contracted 20 basis points and adjusted operating profit margin expanded 10 basis points.

Full year net sales increased 7.4% driven by a 7.7% increase in organic sales partially offset by a 0.4% headwind from foreign exchange. GAAP operating profit increased $183 million and GAAP operating profit margin expanded 60 basis points. Adjusted operating profit increased $178 million at constant currency driven by higher volume, favorable pricing and productivity, partially offset by annual wage inflation and higher material costs. Adjusted operating profit margin expanded 50 basis points.

Cash flow

	Quarter Ended December 31,			Year Ended December 31,
($ millions)	2023	2022	Y/Y	2023	2022	Y/Y
Cash flow from operations	$597	$464	$133	$1,627	$1,560	$67
Free cash flow	$555	$430	$125	$1,489	$1,445	$44
Adjusted free cash flow	$573	$430	$143	$1,534	$1,463	$71

Fourth quarter cash from operations of $597 million increased $133 million, free cash flow of $555 million increased $125 million and adjusted free cash flow of $573 million increased $143 million versus prior year from higher net income and favorable working capital.

Full year cash from operations of $1.6 billion increased $67 million, free cash flow of $1.49 billion increased $44 million and adjusted free cash flow of $1.53 billion increased $71 million driven by higher net income from operations, partially offset by changes in working capital.

2024 Outlook*
Otis is announcing its full year outlook:
•Net sales of $14.5 to $14.8 billion, up 2 to 4%
•Organic sales up 3 to 5%
◦Organic New Equipment sales approximately flat
◦Organic Service sales up 6 to 7%
•Adjusted operating profit of $2.40 to $2.45 billion, up $150 to $190 million at constant currency; up $125 to $175 million at actual currency
•Adjusted EPS of $3.80 to $3.90, up 7 to 10%; adjusted effective tax rate of approximately 25.5%
•Adjusted free cash flow of approximately $1.6 billion

*Note: When we provide outlook for organic sales, adjusted operating profit, adjusted EPS, adjusted effective tax rate and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.

About Otis
Otis is the world's leading elevator and escalator manufacturing, installation and service company. We move 2.3 billion people a day and maintain approximately 2.3 million customer units worldwide, the industry's largest maintenance portfolio. Headquartered in Connecticut, USA, Otis is 71,000 people strong, including 42,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, Facebook and Twitter @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures
Otis Worldwide Corporation (“Otis”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

Adjusted net sales, organic sales, adjusted selling, general and administrative (“SG&A”) expense, adjusted operating profit, adjusted net interest expense, adjusted net income, adjusted diluted earnings per share (“EPS”), adjusted effective tax rate, constant currency, free cash flow and adjusted free cash flow are non-GAAP financial measures.

Adjusted net sales represents net sales (a GAAP measure), excluding significant items of a non-recurring and/or nonoperational nature (“other significant items”).

Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items. Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Adjusted SG&A expense represents SG&A expense (a GAAP measure), excluding restructuring costs and other significant items.

Adjusted general corporate expenses and other represents general corporate expenses and other (a GAAP measure), excluding restructuring costs and other significant items.

Adjusted operating profit represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items.

Adjusted net interest expense represents net interest expense (a GAAP measure), adjusted for the impacts of non-recurring acquisition related financing costs and related net interest expense pending the completion of a transaction.

The adjusted effective tax rate represents the effective tax rate (a GAAP measure) adjusted for other significant items and the tax impact of restructuring costs and other significant items.

Adjusted net income represents net income attributable to Otis Worldwide Corporation (a GAAP measure), excluding restructuring costs and other significant items, including related tax effects. Adjusted EPS represents diluted earnings per share attributable to common shareholders (a GAAP measure), adjusted for the per share impact of restructuring and other significant items, including related tax effects.

Management believes that adjusted net sales, organic sales, adjusted SG&A, adjusted general corporate expenses and other, adjusted operating profit, adjusted net interest expense, adjusted net income, adjusted EPS, the adjusted effective tax rate and adjusted RPO are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Additionally, GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure “at constant currency” or “CFX” to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

Adjusted free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures, adjusted to exclude certain items management believes affect the comparability of operating results. Management believes adjusted free cash flow is a useful measure of liquidity that provides investors additional information regarding the Company’s ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash flows provided by operating activities, or any other measure of liquidity presented in accordance with GAAP.

When we provide our expectations for adjusted net sales, organic sales, adjusted operating profit, adjusted net interest expense, adjusted net income, adjusted effective tax rate, adjusted EPS, free cash flow and adjusted free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “medium-term,” “near-term,” “confident,” "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research & development spend, restructuring actions (including UpLift), credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions, or statements that relate to climate change and our intent to achieve certain environmental, social and governance targets or goals, including operational impacts and costs associated therewith, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate and any changes therein, including financial market conditions, fluctuations in commodity prices and other inflationary pressures, interest rates and foreign currency exchange rates, levels of end market demand in construction, pandemic health issues (including COVID-19 and variants thereof ), natural disasters, whether as a result of climate change or otherwise, and the financial condition of Otis’ customers and suppliers; (2) the effect of changes in political conditions in the U.S., including in connection with the results of the 2024 elections or otherwise, and other countries in which Otis and its businesses operate, including the effects of the ongoing conflict between Russia and Ukraine, the war between Israel and Hamas, and tensions between the U.S. and China, on general market conditions, commodity costs, global trade policies and related sanctions and export controls, and currency exchange rates in the near term and beyond; (3) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (4) future levels of indebtedness, capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability or costs thereof, including credit market conditions and Otis’ capital structure; (6) the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) fluctuations in prices and delays and disruption in delivery of materials and services from suppliers, whether as a result of changes in general economic conditions, geopolitical conflicts or otherwise; (8) cost reduction or containment actions, restructuring costs and related savings and other consequences thereof, including with respect to UpLift; (9) new business and investment opportunities; (10) the outcome of legal proceedings, investigations and other contingencies; (11) pension plan assumptions and future contributions; (12) the impact of the negotiation of collective bargaining agreements and labor disputes and labor inflation in the markets in which Otis and its businesses operate globally; (13) the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which Otis and its businesses operate; (14) the ability of Otis to retain and hire key personnel; (15)

the scope, nature, impact or timing of acquisition and divestiture activity, the integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (16) the determination by the Internal Revenue Service and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions in connection with the separation (the “Separation”) of Otis and Carrier Global Corporation ("Carrier") from United Technologies Corporation (now known as RTX Corporation (“RTX”); and (17) our obligations and disputes that have or may hereafter arise under the agreements we entered into with RTX and Carrier in connection with the Separation. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statement on Form 10 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(amounts in millions, except per share amounts)	2023	2022	2023	2022
Net Sales	$3,620	$3,439	$14,209	$13,685
Costs and Expenses:
Cost of products and services sold	2,552	2,479	10,016	9,765
Research and development	37	38	144	150
Selling, general and administrative	498	448	1,884	1,763
Total Costs and Expenses	3,087	2,965	12,044	11,678
Other income (expense), net	(11)	17	21	26
Operating profit	522	491	2,186	2,033
Non-service pension cost (benefit)	4	—	5	2
Interest expense (income), net	41	36	150	143
Net income before income taxes	477	455	2,031	1,888
Income tax expense	133	137	533	519
Net income	344	318	1,498	1,369
Less: Noncontrolling interest in subsidiaries' earnings	21	21	92	116
Net income attributable to Otis Worldwide Corporation	$323	$297	$1,406	$1,253

Earnings Per Share of Common Stock:
Basic	$0.79	$0.71	$3.42	$2.98
Diluted	$0.79	$0.71	$3.39	$2.96
Weighted Average Number of Shares Outstanding:
Basic shares	408.0	415.8	411.4	420.0
Diluted Shares	410.9	418.7	414.6	423.0

Otis Worldwide Corporation
Segment Net Sales and Operating Profit

	Quarter Ended December 31,		Quarter Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2023		2022
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$1,466	$1,466	$1,461	$1,461
Service	2,154	2,154	1,978	1,978
Consolidated Net Sales	$3,620	$3,620	$3,439	$3,439

Operating Profit
New Equipment	$81	$89	$66	$72
Service	497	518	461	472
Segment Operating Profit	578	607	527	544
General corporate expenses and other	(56)	(41)	(36)	(39)
Consolidated Operating Profit	$522	$566	$491	$505

Segment Operating Profit Margin
New Equipment	5.5%	6.1%	4.5%	4.9%
Service	23.1%	24.0%	23.3%	23.9%
Total Operating Profit Margin	14.4%	15.6%	14.3%	14.7%

	Year Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2023		2022
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$5,812	$5,812	$5,864	$5,778
Service	8,397	8,397	7,821	7,801
Consolidated Net Sales	$14,209	$14,209	$13,685	$13,579

Operating Profit
New Equipment	$358	$381	$358	$381
Service	1,972	2,014	1,789	1,832
Segment Operating Profit	2,330	2,395	2,147	2,213
General corporate expenses and other	(144)	(126)	(114)	(87)
Consolidated Operating Profit	$2,186	$2,269	$2,033	$2,126

Segment Operating Profit Margin
New Equipment	6.2%	6.6%	6.1%	6.6%
Service	23.5%	24.0%	22.9%	23.5%
Total Operating Profit Margin	15.4%	16.0%	14.9%	15.7%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2023	2022	2023	2022
New Equipment
GAAP Net sales	$1,466	$1,461	$5,812	$5,864
Russia sales	—	—	—	(86)
Adjusted New Equipment Sales	$1,466	$1,461	$5,812	$5,778

GAAP Operating profit	$81	$66	$358	$358
UpLift restructuring	7	—	7	—
Other restructuring	1	5	16	23
Russia operations	—	—	—	(3)
Russia conflict-related charges	—	1	—	3
Adjusted New Equipment Operating Profit	$89	$72	$381	$381
Reported New Equipment Operating Profit Margin	5.5%	4.5%	6.2%	6.1%
Adjusted Operating Profit Margin	6.1%	4.9%	6.6%	6.6%

Service
GAAP Net sales	$2,154	$1,978	$8,397	$7,821
Russia sales	—	—	—	(20)
Adjusted Service Sales	$2,154	$1,978	$8,397	$7,801

GAAP Operating profit	$497	$461	$1,972	$1,789
UpLift restructuring	16	—	16	—
Other restructuring	5	10	26	37
Russia operations	—	—	—	4
Russia conflict-related charges	—	1	—	2
Adjusted Service Operating Profit	$518	$472	$2,014	$1,832
Reported Service Operating Profit Margin	23.1%	23.3%	23.5%	22.9%
Adjusted Operating Profit Margin	24.0%	23.9%	24.0%	23.5%

General Corporate Expenses and Other
GAAP General corporate expenses and other	$(56)	$(36)	$(144)	$(114)
UpLift restructuring	2	—	2	—
UpLift transformation costs	12	—	16	—
Russia other expense (income)	—	—	—	4
Russia sale and conflict-related charges	—	(2)	—	23
One-time separation costs, net and other	1	(1)	—	—
Adjusted General Corporate Expenses and Other	$(41)	$(39)	$(126)	$(87)

Total Otis
GAAP Operating profit	$522	$491	$2,186	$2,033
UpLift restructuring	25	—	25	—
Other restructuring	6	15	42	60
UpLift transformation costs	12	—	16	—
Russia operations	—	—	—	5
Russia sale and conflict-related charges	—	—	—	28
One-time separation costs, net and other	1	(1)	—	—
Adjusted Total Operating Profit	$566	$505	$2,269	$2,126
Reported Total Operating Profit Margin	14.4%	14.3%	15.4%	14.9%
Adjusted Total Operating Profit Margin	15.6%	14.7%	16.0%	15.7%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions, except per share amounts)	2023	2022	2023	2022
Adjusted Operating Profit	$566	$505	$2,269	$2,126
Non-service pension cost (benefit)	4	—	5	2
Net interest expense [1]	41	36	150	139
Adjusted income from operations before income taxes	521	469	2,114	1,985
Income tax expense	133	137	533	519
Tax impact on restructuring and non-recurring items	11	(5)	20	5
Non-recurring tax items	—	—	—	2
Adjusted net income from operations	377	337	1,561	1,459
Noncontrolling interest	21	21	92	116
Adjusted net income attributable to common shareholders	$356	$316	$1,469	$1,343

GAAP income attributable to common shareholders	$323	$297	$1,406	$1,253
UpLift restructuring	25	—	25	—
Other restructuring	6	15	42	60
UpLift transformation costs	12	—	16	—
Zardoya Otis Tender Offer finance costs [1]	—	—	—	5
Russia operations	—	—	—	4
Russia sale and conflict-related charges	—	—	—	28
One-time separation costs, net and other	1	(1)	—	—
Tax effects of restructuring, non-recurring items and other adjustments	(11)	5	(20)	(5)
Non-recurring tax items	—	—	—	(2)
Adjusted net income attributable to common shareholders	$356	$316	$1,469	$1,343

Diluted Earnings Per Share	$0.79	$0.71	$3.39	$2.96
Impact to diluted earnings per share	0.08	0.04	0.15	0.21
Adjusted Diluted Earnings Per Share	$0.87	$0.75	$3.54	$3.17

Effective Tax Rate	27.9%	30.1%	26.2%	27.5%
Impact of adjustments on effective tax rate	(0.3)%	(2.0)%	(0.1)%	(1.0)%
Adjusted Effective Tax Rate	27.6%	28.1%	26.1%	26.5%

1 Otis incurred interest costs associated with financing the Zardoya Otis Tender Offer. Net interest expense for the year ended December 31, 2022 is reflected as adjusted without those costs.

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended December 31, 2023 Compared with Quarter Ended December 31, 2022

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	(0.2)%	0.4%	0.1%	0.3%
Service	6.8%	1.9%	0.2%	8.9%
Maintenance and Repair	6.8%	2.0%	0.2%	9.0%
Modernization	7.0%	1.4%	—%	8.4%
Total Net Sales	3.8%	1.4%	0.1%	5.3%

Year Ended December 31, 2023 Compared with Year Ended December 31, 2022

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	2.6%	(2.1)%	(1.4)%	(0.9)%
Service	7.7%	(0.4)%	0.1%	7.4%
Maintenance and Repair	7.8%	(0.3)%	—%	7.5%
Modernization	7.3%	(0.8)%	0.4%	6.9%
Total Net Sales	5.6%	(1.2)%	(0.6)%	3.8%

Components of New Equipment Backlog

December 31, 2023
Y/Y Growth %
New Equipment Backlog increase at actual currency	2%
Foreign exchange impact to New Equipment Backlog	—%
New Equipment Backlog increase at constant currency	2%

Components of Modernization Backlog

December 31, 2023
Y/Y Growth %
Modernization Backlog increase at actual currency	15%
Foreign exchange impact to Modernization Backlog	—%
Modernization Backlog increase at constant currency	15%

Otis Worldwide Corporation
Reconciliation of Adjusted Operating Profit at Constant Currency

Quarter Ended December 31, 2023 Compared with Quarter Ended December 31, 2022

(dollars in millions)	2023	2022	Y/Y

New Equipment
Adjusted Operating Profit	$89	$72	$17
Impact of foreign exchange	3	—	3
Adjusted Operating Profit at constant currency	$92	$72	$20

Service
Adjusted Operating Profit	$518	$472	$46
Impact of foreign exchange	(13)	—	(13)
Adjusted Operating Profit at constant currency	$505	$472	$33

Otis Consolidated
Adjusted Operating Profit	$566	$505	$61
Impact of foreign exchange	(9)	—	(9)
Adjusted Operating Profit at constant currency	$557	$505	$52

Year Ended December 31, 2023 Compared with Year Ended December 31, 2022

(dollars in millions)	2023	2022	Y/Y

New Equipment
Adjusted Operating Profit	$381	$381	$—
Impact of foreign exchange	26	—	26
Adjusted Operating Profit at constant currency	$407	$381	$26

Service
Adjusted Operating Profit	$2,014	$1,832	$182
Impact of foreign exchange	(4)	—	(4)
Adjusted Operating Profit at constant currency	$2,010	$1,832	$178

Otis Consolidated
Adjusted Operating Profit	$2,269	$2,126	$143
Impact of foreign exchange	23	—	23
Adjusted Operating Profit at constant currency	$2,292	$2,126	$166

Otis Worldwide Corporation
Consolidated Balance Sheet

	December 31, 2023	December 31, 2022
(dollars in millions)	(Unaudited)
Assets
Cash and cash equivalents	$1,274	$1,189
Accounts receivable, net	3,538	3,357
Contract assets	717	664
Inventories	612	617
Other current assets	259	316
Total Current Assets	6,400	6,143
Future income tax benefits	323	285
Fixed assets, net	727	719
Operating lease right-of-use assets	416	449
Intangible assets, net	335	369
Goodwill	1,588	1,567
Other assets	328	287
Total Assets	$10,117	$9,819

Liabilities and (Deficit) Equity
Short-term borrowings and current portion of long-term debt	$32	$670
Accounts payable	1,878	1,717
Accrued liabilities	1,873	1,794
Contract liabilities	2,696	2,662
Total Current Liabilities	6,479	6,843
Long-term debt	6,866	6,098
Future pension and postretirement benefit obligations	462	392
Operating lease liabilities	292	315
Future income tax obligations	245	279
Other long-term liabilities	493	556
Total Liabilities	14,837	14,483

Redeemable noncontrolling interest	135	135
Shareholders' Equity (Deficit):
Common Stock and additional paid-in-capital	213	162
Treasury Stock	(2,382)	(1,575)
Accumulated deficit	(2,005)	(2,865)
Accumulated other comprehensive income (loss)	(750)	(592)
Total Shareholders' Equity (Deficit)	(4,924)	(4,870)
Noncontrolling interest	69	71
Total Equity (Deficit)	(4,855)	(4,799)
Total Liabilities and Equity (Deficit)	$10,117	$9,819

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2023	2022	2023	2022
Operating Activities:
Net income from operations	$344	$318	$1,498	$1,369
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	48	46	193	191
Deferred income tax expense (benefit)	(27)	(22)	(61)	(16)
Stock compensation cost	15	26	64	67
Change in:
Accounts receivable, net	(25)	(138)	(239)	(309)
Contract assets and liabilities, current	(98)	(105)	(30)	38
Inventories	23	15	15	(65)
Other current assets	42	66	38	52
Accounts payable	187	135	152	272
Accrued liabilities	99	82	33	(84)
Pension contributions	(16)	(6)	(48)	(34)
Other operating activities, net	5	47	12	79
Net cash flows provided by (used in) operating activities	597	464	1,627	1,560
Investing Activities:
Capital expenditures	(42)	(34)	(138)	(115)
Acquisitions of businesses and intangible assets, net of cash	(9)	(8)	(36)	(46)
Dispositions of businesses, net of cash	—	—	—	61
Proceeds from sale of (investments in) equity securities, net	6	—	4	(7)
Other investing activities, net	(6)	(53)	(13)	74
Net cash flows provided by (used in) investing activities	(51)	(95)	(183)	(33)
Financing Activities:
Increase (decrease) in short-term borrowings, net	(23)	33	(113)	113
Proceeds from the issuance of long-term debt	—	—	747	—
Payment of debt issuance costs	—	—	(6)	—
Repayment of long-term debt	(534)	—	(534)	(500)
Dividends paid on Common Stock	(139)	(120)	(539)	(465)
Repurchases of Common Stock	(225)	(150)	(800)	(850)
Dividends paid to noncontrolling interest	(9)	(11)	(85)	(118)
Acquisition of Zardoya Otis shares	—	—	—	(1,802)
Other financing activities, net	(2)	(2)	(20)	(30)
Net cash flows provided by (used in) financing activities	(932)	(250)	(1,350)	(3,652)
Summary of Activity:
Net cash provided by (used in) operating activities	597	464	1,627	1,560
Net cash provided by (used in) investing activities	(51)	(95)	(183)	(33)
Net cash provided by (used in) financing activities	(932)	(250)	(1,350)	(3,652)
Effect of foreign exchange rate changes on cash and cash equivalents	25	34	(9)	(157)
Net increase (decrease) in cash, cash equivalents and restricted cash	(361)	153	85	(2,282)
Cash, cash equivalents and restricted cash, beginning of period	1,641	1,042	1,195	3,477
Cash, cash equivalents and restricted cash, end of period	1,280	1,195	1,280	1,195
Less: Restricted cash	6	6	6	6
Cash and cash equivalents, end of period	$1,274	$1,189	$1,274	$1,189

Otis Worldwide Corporation
Reconciliation of Net Cash Provided by Operating Activities (GAAP) to Adjusted Free Cash Flow (Non-GAAP)

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2023	2022	2023	2022
Net cash flows provided by operating activities (GAAP)	$597	$464	$1,627	$1,560
Capital expenditures	(42)	(34)	(138)	(115)
Free Cash Flow (Non-GAAP)	555	430	1,489	1,445
Adjustments for:
UpLift restructuring payments	12	—	12	—
UpLift transformation payments	6	—	8	—
Separation-related payments [1]	—	—	25	18
Adjusted Free Cash Flow (Non-GAAP)	$573	$430	$1,534	$1,463

1 In April of 2022 and 2023, we made payments to RTX Corporation (our former parent) in accordance with the Separation tax agreement. These annual payments are anticipated to conclude in 2026.